Exhibit 1.1

BY-LAWS LATAM AIRLINES GROUP S.A.[1]

SECTION ONE: Name, Registered Office and Purpose

Article 1: A corporation is incorporated that will be governed by the rules applicable to open corporations and will be called “LATAM Airlines Group S.A.” (the “Company”), although it may also indistinctively use the fictitious names of “LATAM Airlines”, “LATAM Airlines Group”, “LATAM Group”, “LAN Airlines”, “LAN Group” and/or “LAN”.

Article 2: The Company will have its registered offices in the part of the province of Santiago over which the Santiago Commerce Registry has jurisdiction, although it may establish agencies, branches, offices or establishments in other places of the country or abroad.

Article 3: The duration of the Company will be indefinite.

Article 4: The Company’s purpose shall be:

a) the trade of any form of air and/or ground transportation, whether passenger, cargo, or mail, and of everything relating directly or indirectly to that activity, in the country or abroad, for its own account or others;

b) the rendering of services relating to the maintenance and repair of aircraft, whether its own or those of third parties;

c) the trade and development of activities related to travel, tourism and hospitality;

d) the development and exploitation of other activities derived from the Company’s purpose and/or linked, related, cooperative or complementary thereto; and

e) holding interests in companies of any type or kind that allow the Company to fulfill its purposes.

SECTION TWO: Equity Capital, Shares and Shareholders

Article 5: The equity capital of the Company is US$13,439,534,676.04, divided into 606,407,693,000 shares in one single series, with no par value. There are no special series of shares or privileges. The form of share certificates, their issuance, exchange, cancellation, misplacement, replacement and other circumstances thereof as well as the transfer of shares shall be governed by the provisions set forth in the Corporations Law (hereinafter, the “Law”) and its Regulations (hereinafter, the “Regulations”).

Article 6: Shareholders may stipulate specific agreements limiting the free transfer of shares, but those agreements shall be deposited with the Company and be available to other shareholders and interested third parties, and they shall be annotated in the Shareholders Registry so that they may be enforceable against third parties.

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NTD: The A&R By-laws of LATAM Parent are in Spanish. The English translation provided herein is merely referential, and in case of discrepancies between the Spanish and the English version, the Spanish version shall prevail in all respects.

SECTION THREE: Management

Article 7: The Company will be managed by the Board of Directors that will be elected by the Shareholders’ Meeting.

Article 8: The Board will be comprised of nine members and will hold office for two years and its members may be reelected. There will be no need to be a shareholder in order to be a Director. The Board will appoint a Chairman and a Vice Chairman from among its members. The Vice Chairman shall substitute for the Chairman in the event of the latter’s absence or impediment. The Board of Directors may appoint an Interim Chairman whenever the Chairman and Vice Chairman are absent or suffer from an impediment. The absences or impediments behind such substitution shall not have to be proven to third parties.

Article 9: In the event of the vacancy of any Director, the Board of Directors shall be completely renewed at the next Ordinary Shareholders’ Meeting to be held by the Company, and in the meantime, the Board of Directors may appoint a replacement.

Article 10: Directors will be compensated for their office. The compensation shall be determined annually by the Ordinary Shareholders’ Meeting. The Company will reimburse all reasonable and documented charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board of Directors and all committees thereof to which they are a party; and (ii) conducting any other Company business requested by the Company.

Article 11: Board meetings shall be convened by the presence of a majority of Directors. Resolutions will be adopted by an absolute majority of the Directors present, except for those resolutions which, according to the Law or these Bylaws, require a higher majority. Any tie shall not be decided by the vote of the Chairman of the Meeting. The Secretary shall be the Chief Executive Officer of the Company or the person appointed by the Board of Directors to serve in that capacity. Despite not being present in person, those Directors who are communicated simultaneously and permanently through technological means authorized by the Commission for the Financial Market, through instructions of general application, shall be considered as effectively participating in the Board meetings. In this case, their attendance and participation in the meeting will be certified under the responsibility of the Chairman, or whoever acts on his or her behalf, and the Secretary of the Board, stating this fact in the minutes of the meeting

Article 12: The Board shall hold regular meetings on the days and at the times it determines. In any case, it shall meet at least once a month. Extraordinary meetings may be held when they are convened specially by the Chairman, after the Chairman has qualified the need for such meeting, unless the meeting is requested by (i) an absolute majority of Directors, or (ii) the Vice Chairman, in which case the meeting must necessarily be held without prior qualification.

Article 13: The Board represents the Company judicially and extrajudicially and shall be vested, in order to fulfill the corporate purpose, which shall not be necessary to prove to third parties, with all powers of administration and disposition that the Law, Regulations and these bylaws do not reserve for the Shareholders’ Meeting, without it being necessary to grant any special power of attorney, including for those acts or contracts regarding which the laws require such an event. The foregoing is without prejudice to the judicial representation pertaining to the Chief Executive Officer of the Company.

The Board of Directors may delegate part of its authority to the Chief Executive Officer, Managers, Sub-managers, Attorneys of the Company, to a Director or a Committee of Directors (including, without limitation, on the Directors’ Committee), and to other persons for certain specially determined purposes.

Article 14: The deliberations and resolutions of the Board of Directors shall be written down in a minutes book that will be signed on each occasion by the Directors who attended the meeting and by the Secretary. A Director who wishes to avoid his/her liability for any act or resolution of the Board shall have his/her opposition recorded in the minutes and that opposition shall be disclosed by the Chairman at the next Ordinary Shareholders’ Meeting. If a Director dies or is unable for any reason to sign the corresponding minutes, a record of such circumstance shall be left in the minutes. The minutes shall be deemed approved as from the time they have been signed by the aforesaid persons, and from that moment the resolutions indicated therein may be implemented.

Article 15: The Company will have an Executive Vice President and a General Manager, and the latter shall be the legal representative of the Company. Both positions shall be appointed by the Board of Directors and may be held by one same person. The Executive Vice President shall have the powers conferred thereupon by the Board of Directors. The General Manager shall have the powers delegated thereto by the Board of Directors, notwithstanding those corresponding thereto by the Law and, in particular:

i) representing the Company judicially with the powers listed in both subparagraphs of article seven of the Code of Civil Procedure, which are deemed expressly set out.

ii) executing and entering into all acts and contracts, whether civil, commercial, administrative or otherwise, conducive to the purposes of the Company within the limits on amount set by the Board; and

iii) generally, executing the resolutions of the Board and all acts for which the Board has delegated powers, in the form, amount and conditions that are determined. The Board shall appoint one or more persons who may individually validly represent the company in all notifications made thereto in absence of the General Manager, which the interested party shall not have to evidence.

SECTION FOUR: Shareholders Meetings

Article 16: Shareholders shall meet annually in an Ordinary Shareholders’ Meeting once a year during the first four months of the year.

Article 17: Matters for an Ordinary Meeting are those that the Law submits to its consideration and, in general, any matter of corporate interest that does not fall within the scope of an Extraordinary Shareholders’ Meeting.

Article 18: Matters for an Extraordinary Shareholders’ Meeting are those that by Law or these Bylaws correspond to its consideration or competence.

Article 19: Notices of Meetings shall be given by a prominent advertisement that will be published at least three times on different days in a newspaper in the corporate domicile determined by the Meeting or, failing agreement, or when compliance therewith is impossible, in the Official Gazette, in the time, form and conditions determined by the Law and its Regulations.

Meetings attended by all voting shares may be validly held even though the formalities required for notice have not been complied with.

Article 20: Ordinary and Extraordinary Shareholders’ Meeting shall be validly constituted by representatives of a majority of the voting shares. If that number is not present, a new notice will be given and the Ordinary or Extraordinary Shareholders’ Meeting will be validly constituted by the shareholders attending. The Company shall allow remote participation of shareholders and remote voting, under the terms and conditions determined by Law and the Commission for the Financial Market by rule of general application.

The notices for the second summons may only be published once the Meeting has failed under a first notice or second notice, as the case may be, and in any case, the new Meetings shall be summoned to be held within 45 days following the date set for the Meeting that was not held under a first notice. Notices shall be published in the time, form and conditions determined by the Law and its Regulations.

Article 21: Unless the Law or these Bylaws establish a higher majority (and subject to the Third Transitory Article of these Bylaws), the resolutions of the Meetings, both Ordinary and Extraordinary, shall be adopted by the affirmative vote of at least an absolute majority of the shares present or represented at the meeting and entitled to vote. Only shareholders registered in the Shareholders’ Registry at midnight on the fifth business day prior to the day on which the respective Meeting is to be held, may participate in the Meetings and exercise their right to speak and vote.

Article 22: Shareholders may be represented at Meetings by other shareholders or by third parties in the form and conditions set down in the Regulations. The proxy granted for the Meeting not held shall be deemed valid for the new Meeting held instead, provided the latter was not held due to lack of quorum.

Article 23: At the Meetings, attendees shall leave a record of their presence through the systems that the Company, by agreement of the Board of Directors, has established for this purpose.

Article 24: Deliberations and resolutions of Shareholders’ Meetings shall be recorded in a special minutes book that will be kept by the Secretary. Minutes will be signed by the Chairman or by his substitute, by the Secretary and by three shareholders elected at the Meeting, or by all attendees if there are less than three.

The minutes shall contain an extract of what occurred at the meeting and shall include the following information, as provided in the Regulations: the name of the shareholders present and the number of shares owned or represented by each of them, a succinct account of any observations and incidents that occurred, an account of the motions submitted to discussion and the outcome of voting, and the list of shareholders who have voted against.

Only under the unanimous consent of attendees may the record of some event occurring at the meeting be eliminated from the minutes, provided it relates to corporate interests.

The minutes containing the election of Directors shall indicate the names of all shareholders present and specify the number of shares voted by each, personally or on behalf of another, and the general outcome of the voting.

A copy of these minutes will be sent to the Financial Market Commission. The Company shall notify the Commission of the appointment of replacement Directors within three business days of such appointment.

SECTION FIVE: Annual Report, Balance Sheet and Profits

Article 25: A General Balance Sheet of the Company’s assets and liabilities shall be prepared as of December 31st of each year, which will contain the indications required by the applicable law and regulatory provisions.

Article 26: At the Ordinary Shareholders’ Meeting, the Board of Directors shall report to shareholders on the status of the Company’s business, presenting them with an annual report containing explanatory and reasoned information on the transactions performed during the last fiscal year, accompanied by the general balance sheet, profit and loss statement and the report submitted by the External Auditing Firm.

All sums earned during the fiscal year by the Chairman and the Directors shall be placed in separate lines within the profit and loss accounts in such balance sheet.

Article 27: Dividends shall be paid exclusively against net profits from the fiscal year or retained earnings in balance sheets approved by the Shareholders’ Meeting. Should the Company have accumulated losses, profits earned in the fiscal year shall be first allocated to absorbing those losses. A cash dividend shall be paid annually to shareholders in proportion to their shares, amounting to at least 30% of the net profits from each fiscal year. In order to distribute a percentage lower than 30%, a resolution adopted at the respective Meeting by unanimous vote of the issued shares will be required.

Article 28: In accordance with the applicable legal and regulatory provisions, on a date no later than the date of the first notice of the Ordinary Shareholders’ Meeting, the Annual Report, Balance Sheet and Inventory, Minutes, Books and other supporting documents and the report to be submitted by the External Auditing Firm shall be available for examination by the shareholders at the office where the Management is located.

Article 29: The Company shall publish on its website, with the availability and for the term determined by the Financial Market Commission, the information on its financial statements and the report of the External Auditing Firm, no less than 10 days prior to the date of the Ordinary Shareholders’ Meeting that will decide on them. If the financial statements are altered by the Meeting, the amendments shall be published on the Company’s website within 5 days following the date of the Meeting. The Balance Sheet shall state the names of the Chairman, Directors and Managers, with an indication of the share transactions carried out by such persons during the fiscal year.

Article 30: When the condition of corporate funds allows and the Board deems it convenient, interim dividends may be paid to shareholders during the fiscal year on account of profits from that year, under the personal liability of Directors approving the resolution, provided there are no cumulative losses.

SECTION SIX: Audit of Management

Article 31: The Ordinary Shareholders’ Meeting shall appoint annually an External Auditing Firm governed by Title XXVIII of the Securities Market Law to examine the accounting, inventories, balance sheets and other financial statements of the Company, under the obligation to report in writing on fulfillment of their mandate to the next Ordinary Shareholders’ Meeting.

SECTION SEVEN: Arbitration

Article 32: Any matter arising between the shareholders in their capacity as such, or between the shareholders and the

Company or its Administrators, shall be resolved by arbitration, in accordance with the Arbitration Procedural Rules of the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. (“CAM Santiago”), in force at the time of requesting it, for which purpose the parties grant special irrevocable power of attorney to the CAM Santiago, so that, at the written request of any of them, it may appoint an arbitrator ex aequo et bono with respect to the procedure but bound by law with respect to the ruling, from among the members of the arbitration body of the CAM Santiago. However, if the arbitration qualifies as an international commercial arbitration pursuant to numeral 3 of Article 1 of Law 19, 971, such arbitration shall be resolved in accordance with the Arbitration Rules of the International Chamber of Commerce by an arbitrator appointed under these Rules with previous experience in commercial international arbitration with parties from different countries, in which case the place of arbitration will be the city of New York, United States of America, the language of the arbitration will be the English language and the applicable substantive law will be the Chilean law. In any case, no further remedy shall be available against the decisions of any of the arbitration tribunals referred to in this clause. The arbitration tribunal shall be especially empowered to resolve any matter related to its competence and/or jurisdiction.

Notwithstanding the foregoing, the plaintiff in any dispute may remove the hearing thereof from the venue of the arbitrator and submit it to the decision of the Ordinary Courts, pursuant to the terms of the second paragraph of Article 125 of the Law.

TRANSITORY ARTICLES

First Transitory Article: The equity capital of the Company is US$13,439,534,676.04, divided into 606,407,693,000 shares in one single series, with no par value, which has been and will be subscribed and paid as follows:

(One) The sum of US$3,146,265,152.04 divided into 606,407,693 shares, fully subscribed and paid in prior to this date; and

(Two) With US$10,293,269,524, divided into 605,801,285,307 shares, to be issued, subscribed and paid against the capital increase approved at the Extraordinary Shareholders’ Meeting of the Company on July 5, 2022 (the “Meeting”), all on the terms and conditions agreed at the aforementioned Meeting.

With respect to this capital increase:

(A) a portion thereof, in the amount of US$800,000,000, is represented by 73,809,875,794 shares (the “New Common Stock”).

With respect to the New Common Stock:

(i) The shares shall be issued, subscribed and paid within the maximum term expiring on July 5, 2025;

(ii)  The Meeting empowered the Board of Directors to make the fixing of the placement price of these shares, in accordance with the rule contained in the second paragraph of article twenty-three of the Regulations; all in accordance with the resolution adopted at the Meeting; and

(iii)  The New Common Stock will be offered preemptively to the Company’s shareholders; and the placement of these shares will be carried out in accordance with the procedures, price, forms of payment and other criteria approved at the Meeting. The Board of Directors was broadly authorized to issue such shares, to implement such procedures, price, forms of payment and other placement criteria, and to carry out, ultimately, the placement of the shares among the shareholders, their assignees and/or third parties, under the terms and conditions approved in the Meeting, all in accordance with the plan of reorganization (the “Plan of Reorganization”) that was approved and confirmed within the framework of the Reorganization Proceeding to which the Company is subject under the provisions of Chapter 11 of Title 11 of the United States Code (the “United States Bankruptcy Code”). In addition, the Board of Directors was authorized, in general, to resolve all situations, modalities, complements and details that may arise or be required in connection with the issue and placement of the New Common Stock and related matters, in accordance with the provisions of the Law and its Regulations, and the Plan of Reorganization, all in accordance with the terms and conditions approved in the Meeting.

(B) The remaining portion thereof, in the amount of US$9,493,269,524, is represented by 531,991,409,513 shares (the “Back-up Shares”).

With respect to the Back-up Shares:

(i) The shares shall be issued, subscribed and paid in full and exclusively to respond to the conversion of three classes of notes convertible into shares of the Company, notes whose issuance was also agreed at the Meeting pursuant to the provisions of the Plan of Reorganization;

(ii)  For purposes of the convertibility of the notes, the Back-up Shares will be distributed as follows: the first class of notes will be backed with 19,992,142,087 shares; the second class of notes will be backed with 126,661,409,136 shares; and the third class of notes will be backed with the remaining 385,337,858,290 shares;

(iii)  The Back-up Shares and the portion of the Company’s equity capital represented by such shares shall remain in effect while the conversion period of the respective class of notes convertible into shares of the Company is in effect, all in accordance with the terms and conditions of the issuances of the aforementioned convertible notes. Upon expiration of the respective conversion period, the corresponding Back-up Shares that are not subscribed and paid through the conversion of respective class of convertible notes shall be void and cancelled and the portion of the Company’s equity capital represented by such shares shall also be void and the Company’s equity capital shall be reduced to the amount effectively subscribed and paid; and

(iv) The placement of the Back-Up Shares will be made upon the exercise of the conversion options under the respective convertible notes in accordance with the procedures, conversion ratio and other criteria approved at the Meeting, all in accordance with the Plan of Reorganization. For such purpose, the Board of Directors was granted broad powers to issue such shares, to implement such placement procedures and criteria, and to ultimately carry out the placement of such shares under the terms and conditions set forth at the Meeting; and, in general, to resolve all situations, modalities, complements and details that may arise or be required in connection with the issue and placement of the Back-Up Shares and related matters, all in accordance with the provisions of the Law and its Regulations, and the Plan of Reorganization.

Second Transitory Article: Pursuant to Section 1123(a)(6) of the United States Bankruptcy Code, and only until the date on which the Plan of Reorganization becomes effective as provided therein (the “Effective Date of the Plan”), the Company may not issue shares or any other securities convertible into shares without voting rights. Upon the Effective Date of the Plan, this restriction shall automatically cease.

Third Transitory Article: During a period of two years from the Effective Date of the Plan, the resolutions referred to in the second paragraph of article 67 of the Law shall require the affirmative vote of at least 73% of the issued shares with voting rights. Upon expiration of said term, this restriction shall automatically cease and the provisions of the second paragraph of article 67 of the Law shall apply thereafter.

Fourth Transitory Article: Immediately after the Effective Date of the Plan, the Board of Directors shall summon an Extraordinary Shareholders’ Meeting to proceed with the total renewal of the Board of Directors of the Company, which meeting shall take place as soon as reasonably practicable. The Board of Directors elected at such Extraordinary Shareholders’ Meeting shall remain in office for two years from its appointment. Upon expiration of such period, the Board of Directors shall summon a new Extraordinary Shareholders’ Meeting to proceed with the election of the new Board of Directors of the Company. The Board of Directors elected at such Extraordinary Shareholders’ Meeting shall exceptionally remain in office for a period longer than the two-year period established in Article Eight of these Bylaws and shall remain in office until the first Ordinary Shareholders’ Meeting held after the second anniversary of its appointment, at which time the Board of Directors shall be completely renewed in accordance with the applicable legal and regulatory provisions.